Exhibit 3.1

FIRST AMENDMENT TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

THIS FIRST AMENDMENT TO THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICA FIRST MULTIFAMILY INVESTORS, L.P. (this “Amendment), is dated as of March 30, 2016, and is hereby adopted by America First Capital Associates Limited Partnership Two, a Delaware limited partnership (the “General Partner”), as the general partner of America First Multifamily Investors, L.P., a Delaware limited partnership (the “Partnership”).  For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the First Amended and Restated Agreement of Limited Partnership of America First Multifamily Investors, L.P. dated as of September 15, 2015 (the “Agreement”).

Recitals

WHEREAS, the General Partner desires to establish and set forth the terms of a new series of Limited Partnership Interests designated as Series A Preferred Units (the “Series A Preferred Units”) and to amend the Agreement to accomplish the same; and

WHEREAS, the General Partner has determined that it is in the best interests of the Partnership to amend the Agreement to establish the Series A Preferred Units and set forth the terms thereof to reflect the issuance of the above-referenced Series A Preferred Units; and

WHEREAS, Section 12.03(a) of the Agreement grants the General Partner the power and authority to amend the Agreement without the consent of any of the Partnership’s Limited Partners or BUC Holders under the circumstances set forth therein; and

WHEREAS, the General Partner has determined that the Amendment to the Agreement effected hereby is authorized under Section 12.03(a)(ix) of the Agreement.

NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

1.Exhibit AP, attached hereto as Attachment 1, is hereby incorporated by reference into the Agreement and made a part thereof.

2.Article V of the Agreement is hereby amended to add the following new Section 5.11:

“Section 5.11  Issuance of Series A Preferred Units.  From and after the date hereof, the Partnership shall be authorized to issue Partnership Securities of a new series of Limited Partnership Interests, which Partnership Securities are hereby designated as “Series A Preferred Units.”  The Series A Preferred Units shall have the terms set forth in Exhibit AP attached hereto and made a part hereof.”

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Exhibit 3.1

3.Schedule A of the Agreement is hereby deleted and is replaced in its entirety by the new Schedule A attached hereto as Attachment 2.

4.Article XII of the Agreement is hereby amended to add the following new Section 12.09:

“Section 12.09  Investments.  Notwithstanding any other provision in this Agreement, the General Partner shall operate the Partnership such that it shall only make investments that the General Partner has determined will ensure that at the time of the investment, at least a majority of aggregate investments, based upon aggregate dollars invested, qualify as public welfare investments, as the term is defined in 12 CFR 24.3.”

5.Except as expressly amended hereby, the Agreement shall remain in full force and effect.

[Signature Page Follows]

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Exhibit 3.1

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

GENERAL PARTNER

AMERICA FIRST CAPITAL ASSOCIATES LIMITED PARTNERSHIP TWO

By:	The Burlington Capital Group LLC, its General Partner

By:	\s\ Lisa Y. Roskens
Name: Lisa Y. Roskens
Title: Chief Executive Officer

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Exhibit 3.1

Attachment 1

EXHIBIT AP

DESIGNATION OF THE PREFERENCES, RIGHTS, RESTRICTIONS, AND LIMITATIONS OF THE

SERIES A PREFERRED UNITS

1.Definitions.  In addition to those terms defined in the Agreement, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in the Agreement and this Exhibit AP.

“BUCs Ratio” means the quotient obtained by dividing the aggregate market value of the issued and outstanding BUCs as of the close of business, New York time, on any date by the aggregate value of the issued and outstanding Series A Preferred Units, as shown on the Partnership’s financial statements, on that same date.

“Liquidation Preference” means an amount equal to the Original Series A Purchase Price.

“Original Series A Purchase Price” means an amount equal to $10.00 per Series A Preferred Unit.

“Pro Rata” means apportioned among all Series A Holders in accordance with the relative number or percentage of Series A Preferred Units held by each such holder.

“Ratio Determination Date” means any date on which the General Partner determines that the BUCs Ratio has fallen below 1.0 and has remained below 1.0 for the Ratio Period.

“Ratio Period” means any period of 15 consecutive business days for which the General Partner has determined that the BUCs Ratio has remained below 1.0.

“Redemption Right Trigger Date” means the date that is the sixth anniversary of the closing date of a Series A Holder’s purchase of Series A Preferred Units.

“Senior Securities” means any class or series of Partnership Securities established after the Series A Original Issue Date, the terms of which class expressly provide that it ranks senior to the Series A Preferred Units as to distribution rights and/or as to rights on liquidation, winding-up, and dissolution of the Partnership.

“Series A Distribution Payment Date” means the 15th calendar day of January, April, July, and October in each year, commencing on July 15, 2016; provided that, if any Series A Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series A Distribution Payment Date shall instead be on the immediately succeeding Business Day.

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“Series A Distribution Period” means any quarterly distribution period commencing on January 1, April 1, July 1, and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Series A Distribution Period (other than the initial Series A Distribution Period with respect to each Series A Preferred Unit, which shall commence on the date on which such Series A Preferred Unit was issued by the Partnership and end on and include the day preceding the first day of the next succeeding Series A Distribution Period).

“Series A Distribution Rate” means a rate equal to 3.00% per annum of the Original Series A Purchase Price per Series A Preferred Unit.

“Series A Distribution Record Date” means the date established by the General Partner or otherwise in accordance with the Agreement for determining the identity of Series A Holders entitled to receive any Series A Distribution; provided that, any such Series A Distribution Record Date shall not be more than 30 and not fewer than 10 days prior to the scheduled Series A Distribution Payment Date to which such Series A Distribution Record Date relates.

“Series A Distributions” means distributions with respect to Series A Preferred Units pursuant to Section 4 of this Exhibit AP.

“Series A Holder” means the Person in whose name a Series A Preferred Unit is registered on the books of the Transfer Agent, as of the opening of business on a particular Business Day.

“Series A Preferred Unit” means a Limited Partnership Interest having the designations, preferences, rights, restrictions, and limitations as set forth in this Exhibit AP.

“Series A Purchase Price” means, with respect to any Series A Holder, the product obtained by multiplying (i) $10.00, by (ii) the number of Series A Preferred Units purchased by such Series A Holder.

“Series A Redeemed Holder” means a Series A Holder whose Series A Preferred Units have been redeemed or are subject to redemption pursuant to Section 7 of this Exhibit AP.

“Series A Redemption Date” means any date set by the General Partner as the date upon which the Series A Preferred Units shall be redeemed pursuant to the provisions of Section 7 of this Exhibit AP.

“Series A Redemption Notice” has the meaning set forth in Section 7(c)(i) of this Exhibit AP.

“Series A Redemption Price” means an amount equal to $10.00 per Series A Preferred Unit, plus an amount equal to all declared and unpaid Series A Distributions with respect to each such Series A Preferred Unit to the Series A Redemption Date.

“Transfer Agent” means such bank, trust company, or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General

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Partner to act as registrar and transfer agent for the Series A Preferred Units; provided that, if no Transfer Agent is specifically designated for the Series A Preferred Units, the General Partner shall act in such capacity.

2.Designation.  A series of Limited Partnership Interests to be known as “Series A Preferred Units” is hereby designated and created.  This Exhibit AP fixes the preferences, rights, restrictions, and limitations of the Series A Holders and the Series A Preferred Units.  Each Series A Preferred Unit shall be identical in all respects to every other Series A Preferred Unit, except as to the respective dates from which Series A Distributions may begin accruing, to the extent such dates may differ.  Each Series A Preferred Unit represents a perpetual equity interest in the Partnership and shall not give rise to a claim by the holder thereof for payment of a principal amount at any particular date.

3.Units.

(a)The authorized number of Series A Preferred Units shall be unlimited.  Any Series A Preferred Units that are redeemed, purchased, or otherwise acquired by the Partnership shall be cancelled.

(b)No Series A Holder shall be entitled to receive a certificate evidencing Series A Preferred Units, unless otherwise required by law or the Transfer Agent gives notice of its intention to resign or is no longer eligible to act as such and the Partnership shall have not selected a substitute Transfer Agent within 60 calendar days thereafter.  So long as the Transfer Agent shall have been appointed and is serving, payments and communications made by the Partnership to Series A Holders shall be made by making payments to, and communicating with, the Transfer Agent.

4.Distributions.

(a)The Series A Holders shall be entitled to receive, when, as, and if declared by the General Partner, out of funds legally available therefor, non-cumulative distributions payable in cash at the Series A Distribution Rate.  Such distributions with respect to each Series A Preferred Unit shall be payable quarterly, when, as, and if declared by the General Partner, in arrears on the Series A Distribution Payment Dates, commencing on the first Series A Distribution Payment Date; provided that, the amount per Series A Preferred Unit to be paid in respect of the initial Series A Distribution Period, or any other period shorter or longer than a full Series A Distribution Period, shall be determined in accordance with Section 4(b) below.  If any Series A Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series A Distributions shall be paid on the immediately succeeding Business Day.  In making distributions pursuant to any applicable provision of the Agreement, the General Partner shall take into account the provisions of this Section 4.

(b)The amount of distribution per Series A Preferred Unit declared for each full Series A Distribution Period shall be computed by dividing the Series A Distribution Rate by four.  The amount of distributions payable for the initial Series A Distribution Period, or any other period shorter or longer than a full Series A Distribution Period, on the Series A Preferred

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Units shall be computed on the basis of the number of days elapsed in such other period and the convention of twelve 30-day months and a 360-day year.  Subject to Sections 5 and 7 of this Exhibit AP, the Series A Holders shall not be entitled to any distributions, whether payable in cash, property, or securities, in excess of the Series A Distributions, as herein provided, on the Series A Preferred Units.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Units that may be in arrears.

(c)Not later than 5:00 p.m., New York City time, on each Series A Distribution Payment Date, the Partnership shall pay those Series A Distributions, if any, that shall have been declared by the General Partner to Series A Holders on the Series A Distribution Record Date for the applicable Series A Distribution.  So long as the Series A Preferred Units are held in book-entry form with the Transfer Agent, declared Series A Distributions shall be paid to the Transfer Agent in same-day funds on each Series A Distribution Payment Date.

(d)The Series A Distributions are non-cumulative.  Without limiting any other provisions herein, if the General Partner does not declare a Series A Distribution on the Series A Preferred Units in respect of any Series A Distribution Period, the Series A Holders will have no right to receive any Series A Distribution for such Series A Distribution Period, and the Partnership will have no obligation to pay a Series A Distribution for such Series A Distribution Period, whether or not Series A Distributions or any other distributions are declared and paid for any future period with respect to the Series A Preferred Units, the BUCs, or any other class or series of Partnership Securities.

5.Liquidation Preference.

(a)In the event of any liquidation, dissolution, or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of any other class or series of Limited Partnership Interest ranking junior to the Series A Preferred Units, the Series A Holders shall be entitled to receive the Liquidation Preference, plus an amount equal to all distributions declared and unpaid thereon to the date of final distribution.  If, upon any such liquidation, dissolution, or winding up of the Partnership the assets of the Partnership, or proceeds thereof, distributable to the Series A Holders shall be insufficient to pay in full the preferential amount aforesaid as liquidating payments on any other Partnership Securities ranking on a parity with the Series A Preferred Units as to such distribution, then such assets, or the proceeds thereof, shall be distributed among the Series A Preferred Units and the holders of any such other Partnership Securities ratably in accordance with the respective amounts that would be payable on such Series A Preferred Units and any such other Partnership Securities if all amounts payable thereon were paid in full.  For the purposes of this Section 5, (i) a consolidation or merger of the Partnership or General Partner with one or more entities, (ii) a statutory unit or share exchange by the Partnership or General Partner, and (iii) a sale or transfer of all or substantially all of the Partnership’s or General Partner’s assets shall not be deemed to be a liquidation, dissolution, or winding up, voluntary or involuntary, of the Partnership or General Partner.  In making liquidating distributions pursuant to any applicable provision of the Agreement, the General Partner shall take into account the provisions of this Section 5.

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(b)Subject to the rights of the holders of Partnership Securities of any series or class ranking on a parity with or senior to the Series A Preferred Units upon any liquidation, dissolution, or winding up of the Partnership, after payment shall have been made in full to the Series A Holders as provided in this Section 5, any class or series of Limited Partnership Interest ranking junior to the Series A Preferred Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Series A Holders shall not be entitled to share therein.

6.Voting Rights.

(a) Notwithstanding anything to the contrary in this Exhibit AP, the Series A Preferred Units shall have no voting rights except as set forth in this Section 6, or as otherwise required by the Act.

(b) Unless the Partnership shall have received the affirmative vote or consent of the holders of at least a majority of the Outstanding Series A Preferred Units, voting as a single class, no amendment to the Agreement shall be adopted that would have a material adverse effect on the existing terms of the Series A Preferred Units.  In addition, unless the Partnership shall have received the affirmative vote or consent of the holders of at least a majority of the Outstanding Series A Preferred Units, voting as a single class, the Partnership shall not create or issue any Senior Securities.

(c)For any matter described in this Section 6 in which the Series A Holders are entitled to vote (whether separately as a class or together with the holders of any other Partnership Security), such Series A Holders shall be entitled to one vote per Series A Preferred Unit.  Any Series A Preferred Units held by any of the Partnership’s subsidiaries or Affiliates shall not be entitled to vote.

7.Optional Redemption Rights.

(a)Partnership’s Optional Redemption Rights.

(i)The General Partner shall have the right, on the Redemption Right Trigger Date and on each anniversary of the Redemption Right Trigger Date, to cause the Partnership to redeem the Series A Preferred Units, in whole or in part, from any source of funds legally available for such purpose.  The General Partner shall provide written notice to the Series A Holders of its intent to exercise the redemption rights described in the preceding sentence no less than 60 calendar days prior to any such redemption date.  Additionally, any cash payment to Series A Holders pursuant to this paragraph shall be subject to the limitations contained in the Partnership’s senior bank credit facility and in any other agreements governing the Partnership’s indebtedness.  Any such redemption effected pursuant to this paragraph shall occur on the Series A Redemption Date.

(ii)Subject to the Act and Section 7(c) below, the Partnership shall effect any such redemption described in Section 7(a)(i) by paying cash for each Series A Preferred

Exhibit 3.1

Unit to be redeemed equal to the Series A Redemption Price.  So long as the Series A Preferred Units are held in book-entry form with the Transfer Agent, the Series A Redemption Price shall be paid by the Partnership through the Transfer Agent to the Series A Holders on the Series A Redemption Date.

(b)Series A Holders’ Redemption Rights.

(i)Subject to Sections 7(b)(iv) and 7(c) below, a Series A Holder shall have the right, on the Redemption Right Trigger Date and on each anniversary of the Redemption Right Trigger Date, to require the Partnership to redeem the Series A Preferred Units, in whole or in part, held by such Series A Holder from any source of funds legally available for such purpose.  Each Series A Holder desiring to exercise the redemption rights described in the preceding sentence shall provide written notice to the General Partner of its intent to so exercise no less than 180 calendar days prior to any such redemption date.

(ii)Subject to Sections 7(b)(iv) and 7(c) below, a Series A Holder shall have the right, for a period of 60 calendar days after any Ratio Determination Date, to require the Partnership to redeem the Series A Preferred Units, in whole or in part, held by such Series A Holder from any source of funds legally available for such purpose.  If the General Partner determines that a Ratio Determination Date has occurred and a redemption pursuant to this paragraph has been triggered, the General Partner shall, within 10 calendar days after the end of the Ratio Period, deliver a Series A Redemption Notice to the Series A Holders informing them of such determination and their right to redeem their Series A Preferred Units pursuant to this paragraph.  With the exception of the number of calendar days within which a Series A Redemption Notice shall be given, the remainder of the redemption procedures set forth in Section 7(c) below shall be followed with respect to a redemption effected pursuant to the provisions of this paragraph.

(iii)Subject to the Act, the Partnership shall effect any redemption described in this Section 7(b) by paying cash for each Series A Preferred Unit to be redeemed equal to the Series A Redemption Price.  So long as the Series A Preferred Units are held in book-entry form with the Transfer Agent, the Series A Redemption Price shall be paid by the Partnership through the Transfer Agent to the Series A Holders on the Series A Redemption Date.

(iv)Notwithstanding any contrary provision herein, any cash payment made to Series A Holders pursuant to this Section 7(b) shall be subject to the limitations contained in the Partnership’s senior bank credit facility and in any other agreements governing the Partnership’s indebtedness.  Any such redemption effected pursuant to this Section 7(b) shall occur on the Series A Redemption Date.

(v)Any redemption right exercised by a Series A Holder pursuant to this Section 7(b) shall be exercised pursuant to a Series A Redemption Notice comparable to the Series A Redemption Notice required under Section 7(c)(i) below and delivered to the

Exhibit 3.1

Partnership (with a copy to the General Partner) by the Series A Holder who is exercising such redemption right, and pursuant to the redemption procedures set forth in Section 7(c) below as applicable to the Series A Holder.

(c)Redemption Procedures.

(i)Except with respect to any redemption effected pursuant to Section 7(b)(ii) above, the Partnership shall give notice of any redemption not less than 60 calendar days before the scheduled Series A Redemption Date, to the Series A Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Units to be redeemed as such Series A Holders’ names appear on the books of the Transfer Agent and at the address of such Series A Holders shown therein.  Such notice (the “Series A Redemption Notice”) shall state: (i) the Series A Redemption Date; (ii) the number of Series A Preferred Units to be redeemed and, if less than all outstanding Series A Preferred Units are to be redeemed, the number of such units to be redeemed from such Series A Holder; (iii) the Series A Redemption Price; and (iv) that Series A Distributions on the Series A Preferred Units to be redeemed shall cease from and after such Series A Redemption Date.

(ii)If the Partnership or Series A Redeemed Holder, as the case may be, elects to redeem less than all of the outstanding Series A Preferred Units, the number of Series A Preferred Units to be redeemed shall be determined by the General Partner, and such Series A Preferred Units shall be redeemed by such method of selection as the General Partner shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series A Preferred Units.  The aggregate Series A Redemption Price for any such partial redemption of the outstanding Series A Preferred Units shall be allocated correspondingly among the redeemed Series A Preferred Units.  The Series A Preferred Units not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Exhibit AP.

(iii)If the Partnership or Series A Redeemed Holder, as the case may be, gives or causes to be given a Series A Redemption Notice, the Partnership shall deposit with the Transfer Agent funds sufficient to redeem the Series A Preferred Units as to which such Series A Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series A Redemption Date, and shall give the Transfer Agent irrevocable instructions and authority to pay the Series A Redemption Price to the Series A Holders to be redeemed, as set forth in the Series A Redemption Notice.  If the Series A Redemption Notice shall have been given, from and after the Series A Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series A Redemption Notice, all Series A Distributions on such Series A Preferred Units to be redeemed shall cease and all rights of holders of such Series A Preferred Units with respect to such Series A Preferred Units shall cease, except the right to receive the Series A Redemption Price, including any amount equal to declared and unpaid distributions to the Series A Redemption Date, and such Series A Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be

Exhibit 3.1

outstanding for any purpose whatsoever.  The Partnership shall be entitled to receive from the Transfer Agent the interest income, if any, earned on such funds deposited with the Transfer Agent (to the extent that such interest income is not required to pay the Series A Redemption Price of the Series A Preferred Units to be redeemed), and the holders of any Series A Preferred Units so redeemed shall have no claim to any such interest income.  Any funds deposited with the Transfer Agent hereunder by the Partnership for any reason, including redemption of Series A Preferred Units, that remain unclaimed or unpaid after two years after the applicable Series A Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series A Holders entitled to such redemption or other payment shall have recourse only to the Partnership.  Notwithstanding any Series A Redemption Notice, there shall be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full Series A Redemption Price of such Series A Preferred Units shall have been deposited by the Partnership with the Transfer Agent.

(iv)Any assignee of any Limited Partner (as permitted under the Agreement) in respect of any Series A Preferred Units may exercise the rights of such Limited Partner pursuant to this Section 7, and such Limited Partner shall be deemed to have assigned such rights to such assignee and shall be bound by any exercise of such rights by such Limited Partner’s assignee.

(v)Each Series A Holder covenants and agrees with the Partnership and the General Partner that all Series A Preferred Units delivered for redemption pursuant to this Section 7 shall be delivered to the Partnership free and clear of all liens, and, notwithstanding anything contained herein to the contrary, the Partnership shall not be under any obligation to acquire Series A Preferred Units which are or may be subject to any liens.  Each Series A Holder further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Series A Preferred Units to the Partnership in connection with a redemption under this Section 7, such holder shall assume and pay such transfer tax.

(vi)Any Series A Preferred Units that are redeemed or otherwise acquired by the Partnership pursuant to the provisions of this Section 7 shall be cancelled.

8.Conversion.  The Series A Preferred Units are not convertible into or exchangeable for any property or securities of the Partnership or of any other entity at the option of any Series A Holder.

9.Ranking.

(a)The Series A Preferred Units will, with respect to distribution rights, rank: (i) senior to the BUCs, and to any other class or series of Partnership Securities expressly designated as ranking junior to the Series A Preferred Units; (ii) junior to any other class or series of Partnership Securities expressly designated as ranking senior to the Series A Preferred Units; and (iii) junior to all of our existing and future indebtedness (including indebtedness

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outstanding under our senior bank credit facility) and other liabilities with respect to assets available to satisfy claims against us.

(b)The Series A Preferred Units will, with respect to the distribution of assets upon the liquidation, dissolution, or winding up of the Partnership, rank: (i) senior to the BUCs, and to any other class or series of Partnership Securities expressly designated as ranking junior to the Series A Preferred Units; and (ii) junior to any other class or series of Partnership Securities expressly designated as ranking senior to the Series A Preferred Units.

10.Limitation on the Issuance of Series A Preferred Units.  Notwithstanding any contrary provision herein, no Series A Preferred Units shall be issued by the Partnership if, as of the close of trading on the trading date for the NASDAQ Global Select Market immediately prior to the date the Series A Preferred Units are intended to be issued by the Partnership to the Series A Holder thereof, the aggregate market capitalization of the BUCs on the NASDAQ Global Select Market is less than three times the book value of the Series A Preferred Units, as shown on the Partnership’s then current accounting records.

11.No Sinking Fund.  The Series A Preferred Units shall not have the benefit of any sinking fund.

12.Record Holders.  To the fullest extent permitted by applicable law, the Partnership and the Transfer Agent may deem and treat any Series A Holder as the true, lawful, and absolute owner of the applicable Series A Preferred Units for all purposes, and, to the fullest extent permitted by law, neither the Partnership nor the Transfer Agent shall be affected by any notice to the contrary.

13.Notices.  All notices or other communications in respect of the Series A Preferred Units shall be sufficiently given: (i) if given in writing in the English language and either delivered in person or sent by first class mail, postage prepaid; or (ii) if given in such other manner as may be permitted in this Exhibit AP, the Agreement, or by applicable law.  Any notice or other communication given to a holder of a Series A Preferred Unit in book-entry form shall be given in the manner prescribed by the Transfer Agent, notwithstanding any contrary indication herein.

14.Other Rights.  The Series A Preferred Units shall not have any voting powers, preferences, or relative, participating, optional, registration, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth in this Exhibit AP or as required by applicable law.